Exhibit 99.1

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Global Energy, Inc. (GEYI.OB)

ASI SHALGI has served as President, CEO and Director of Global Energy, Inc., since April 2007. Mr. Shalgi has more than 20 years of experience in both the private and public sectors. He has served as General Manager and Director for industrial and agriculture companies with significant export activities. Mr. Shalgi was Israel’s Director General of the Ministry of Energy and Infrastructure. During that term he was involved in the peace treaty negotiation with Jordan on the energy annex, as well as negotiations with the Palestinian Authority on the energy agreement. He was responsible for the legislation of a new electricity law in Israel that allows the involvement of independent power producers and the implementation of the Public Utility Authority that regulates the energy sector and prices in Israel. Mr. Shalgi also established the framework of the discussions with Egypt on gas supply between the countries and set up the framework for the National Gas Company. He has been involved in the power and water sector, mainly in developing and financing IPP projects. He developed and had financial closings for several projects overseas with foreign partners. In this capacity he was responsible as a Team Development Leader for power, water and transmission projects from the initial design concept through the technical and legal negotiation process. Mr. Shalgi holds an engineering degree from Tel-Aviv University.

SECTOR – ENERGY

TWST: Please start with a short introduction to Global Energy.

Mr. Shalgi: Global Energy is a company introducing a new technology named KDV, which is the German acronym for catalytic depolymerization. It was developed in Germany by Dr. Christian Koch in order to convert any kind of hydrocarbon waste into high-quality diesel fuel. When we say hydrocarbon, we mean any kind of biomass, agricultural waste, food waste, plastic, paper, wood, rubber, textile, leather, animal flesh, essentially anything containing hydrogen and carbon. We can convert any of these materials into diesel fuel, which, because it is a 100% substitute for traditional diesel, can be utilized without restrictions in all current diesel applications, such as transportation, heating and power generation. We believe that the KDV technology has several operating advantages over traditional diesel, such as very low temperature and very minor emissions. We believe it is a game-changing technology for the energy sector, which by being independent from traditional energy sources, may even cause some degree of geopolitical change in the near future.

TWST: Would you explain for our readers KDV technology and the process itself?

Mr. Shalgi: Although the process looks complicated, it is relatively simple. Catalytic depolymerization is basically the way that Mother Nature about billion years ago converted all the algae and other green materials into oil over the course of about 300 million years. The difference is that the KDV technology only takes literally a few seconds at very low temperature using the same materials, combined with a customized catalyst comprised of sodium, alumina and silica in a proprietary reactor, to break down long chains of organic molecules and re-assemble them into distillate, which is identical to the diesel fuel that we refine from crude oil.

TWST: What are the synthetic diesel metrics you’ve achieved thus far?

Mr. Shalgi: A small KDV in Germany produced diesel fuel which is identical to the diesel fuel produced from crude oil. It has an identical or lower combustion temperature; it has an identical cetane number. It literally has higher density, so the diesel itself is a little heavier, which means it actually contains more calorific value per volume. Therefore as a transportation fuel, it provides greater mileage per gallon consumed, and at the same time fewer toxins because of the lower combustion temperature, which is good for the environment. While some feedstocks may have higher sulfur content, this issue is easily remedied using existing technology. The bottom line is we expect to comply with all of the U.S. and European standards pertaining to the use of diesel fuel for on-road transportation purposes.

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COMPANY INTERVIEW — GLOBAL ENERGY, INC.

TWST: How will this be translated to a larger system on a commercial scale?

Mr. Shalgi: We are currently running tests using a KDV production unit, which is designed to convert approximately 1.5-2 tons of organic waste materials into 145-150 gallons each hour. So during a year, one unit will produce just over one million gallons of diesel fuel. A community of let’s say 200,000 people in United States produces something like 400 tons of waste per day, which is enough feedstock to produce approximately 20 million gallons of diesel per year. Rather than land filling this waste, the community now has a source of locally produced energy, which is enough to power significant percentage of its electricity and transportation fuel requirements.

TWST: Are there any other petroleum-type products that can be derived from this process?

Mr. Shalgi: Right now we are focused on diesel fuel. We believe that once we have achieved full commercial production of diesel fuel, we should be able to produce jet fuel next.

TWST: What type of feedback have you received so far from the industry and experts in the petroleum space?

Mr. Shalgi: The first response is, “It cannot be,” or “It’s too good to be true.” The second response is people want to visit a production facility, observe operations and review empirical data. Within the next 12 months we should be in a position to satisfy all of these inquiries.

TWST: Have you had any feedback or interest as far as partnerships or strategic alliances?

Mr. Shalgi: We do have a few strategic alliances right now. We set up a basic framework for forming partnerships with global players, especially in USA, China, as well as some players in Europe. We also continue to identify different types of feedstock supplies, however, at this stage our priority is making the final design adjustments to the KDV production unit to optimize its efficiency and reliability.

TWST: How would you characterize your advantages over similar technologies using corn and other feedstocks?

Mr. Shalgi: First of all, we are not using food as a feedstock; we’re only using various types of waste. This is a very important distinction. Secondly, the efficiency of our process is one of the highest that I’ve seen in the alternative fuels market, because out of a 100% calorific value, we calculate that theoretically we can realize close to 80% efficiency, and this is what we are testing now. Converting 80% of the potential into storage fuel would be a very big advantage. None of the other technologies that we know can show these numbers today. Thirdly, the product that we are producing doesn’t require us to build new infrastructure. Instead we can use the same supply chain, same trucks, same tanks, same pipelines as identical diesel products. Fourth, unlike other alternative fuel technologies which require significant subsidies, the low capital costs and operating expenses of the KDV process allow it to compete directly with the current price of oil. Taken as a whole, all of these advantages give us a commercial edge which we believe is very significant.

TWST: It sounds like you’re optimistic. What items are on the company’s agenda for the next 12 to 24 months?

Mr. Shalgi: We have proven that the science and the fundamental engineering behind catalytic depolymerization and our process reactor are sound. What remains is to spend some additional time on process engineering, addressing both the optimization and the reliability of our process unit so that it produces commercial scale quantities of diesel fuel on a continuous basis. Once we achieve these refinements, we can begin building projects worldwide. That’s the plan.

TWST: Do you have the balance sheet in place to advance your project?

Mr. Shalgi: Right now the company does not have enough capital to fund all of the projects that it has in development; however, we have spent significant time meeting with private equity project investors who appreciate the game changing potential of our technology and have expressed a strong interest in supporting us once we are ready to proceed.

TWST: Are there any efforts underway right now to improve the company’s capital structure?

Mr. Shalgi: We are always in discussion with current and prospective investors. We file 8-Ks with the Securities and Exchange Commission as we deem necessary to keep them informed. We also have indications of interest from many companies who see the benefit of forming partnerships with us. Once we have completed the final phase of process engineering I described a few minutes ago and are ready for full scale commercialization, we believe there will be no shortage of opportunities to source the necessary capital.

“What remains is to spend some additional time on process engineering, addressing both the optimization and the reliability of our process unit so that it produces commercial scale quantities of diesel fuel on a continuous basis.”

TWST: Would you tell us a bit about the background and expertise of some of the key people in the company, perhaps yourself and one or two others?

Mr. Shalgi: I have worked in the energy industry for more than 25 years. I was the Director General of the Ministry of Energy and Infrastructure in Israel. Back in the 1990s, I was responsible for deregulating the Israeli electricity market by working to pass the Electricity Act legislation. Using my knowledge of the new law, I built the first independent power plant in Israel, which broke the monopoly held by the state-owned utility, Israeli Electric. I also participated in negotiating the supply of gas from Egypt to Israel. I was involved in international power projects. I was also involved in waste recycling and many different types of technologies. The key to my success has been combining an understanding of energy markets and logistics with careful execution of each project. My record speaks for itself. In addition to myself, we have a Vice President, Project Development Yuval Ganot, who is a lawyer and has a lot of experience in building projects. Also one of the Directors, Nissan Caspi, is very experienced with financial markets and project financing. He is an Accountant in terms of his professional training. He served as the Head of the Accounting Department at Hebrew University in Jerusalem, and he has played a significant role in arranging project financing for several mega infrastructure projects. So basically the company has the ability to engineer and develop large-scale projects in the energy sector.

COMPANY INTERVIEW — GLOBAL ENERGY, INC.

TWST: How do you respond to skeptics who say the prospects for biofuels are limited?

Mr. Shalgi: I’m also one of those people who is skeptical about biofuels. I am concerned about biofuels in terms of the product, the logistics, and the direct and indirect costs. First, if we are going to make broad use of new fuels, they must “drop in” to our existing infrastructure of vehicles, distribution and storage. Biodiesel and ethanol, which the biofuels industry is focused on producing, are not “drop-in” fuels – they are additives, not substitutes. The diesel fuel we produce is a “drop-in” fuel because it is a 100% substitute for traditional diesel. Second, in terms of key logistics, the biofuels industry is relying on agriculture to produce its feedstocks. There are major cost and reliability issues involving supply, storage and transportation of agricultural feedstocks. Perhaps more importantly, they pose a direct challenge to our human and animal food needs by diverting crops, land, fertilizer and water to fuel production. Third, biofuels such as biodiesel have a higher combustion temperature than diesel fuel, and produce more NOx, which pollutes our cities. And ethanol has such low energy content that you have to burn twice as much for the same energy output as diesel.

What we represent is something that is just the opposite. We produce a 100% substitute fuel, the same diesel that you buy at the pump today. It fits right into the existing infrastructure. We use waste, not food, as our feedstock. In certain instances we will be paid to use certain feedstocks. To make my point I often joke that we would rather be garbage men than farmers. In other words, we look to real waste streams to source our feedstocks. Unfortunately, there is a lot of effort around the world backed by government subsidies and incentives devoted to pushing agricultural-based solutions and new technologies, such as cellulosic ethanol that produce inferior fuels such as biodiesel and ethanol, while still being years away from commercial scale.

TWST: What does your shareholder base look like? In your discussions with them, what are some of the recurring questions or misperceptions about the company?

Mr. Shalgi: Basically we have two major shareholders, and the rest of our shares are broadly distributed to the public. The main concern of our large shareholders is will we be able to complete the commercialization of the technology. That is the key question. Because we’ve successfully demonstrated the process in a small pilot plant, we believe the answer is “Yes,” that the technology can be scaled up for commercial use. But that’s the major concern right now.

TWST: What should your investors expect in terms of metrics to be satisfied you are making progress?

Mr. Shalgi: I believe that if we achieve the operating metrics we have quoted all along, meaning that a single commercial plant, running approximately 7,000 hours a year and producing something in the order of 145, 150 gallons an hour of medium to good-quality fuel, we will have accomplished a major milestone in the alternative fuels industry and our investors will be very happy.

TWST: What would be your best summary statement? What are the three or four best reasons for long-term investors to take a good look at GEYI?

Mr. Shalgi: I think the fundamental point I want to make is that we have a unique technology, which today on paper looks superior to any other technology. There is a huge waste feedstock market comprised of household waste, industrial waste and agriculture waste which is available and essentially unused right now. On the other side of the equation, there is an unlimited market for low-cost energy products, especially transportation fuels. The fact that our projections show we are able to compete with current oil prices without subsidies is a major advantage over other technologies. So I ask you what could be better than being able to produce endless quantities of a commodity as cheaply as anyone else for what is essentially an unlimited market?

TWST: Do you have any final thoughts? Is there anything you would like to add, particularly with regard to your long-term objectives?

Mr. Shalgi: The only comment I want to make is that the energy market we rely on today was developed and perfected over a long period of time. There are no shortcuts when you are dealing with this scale of infrastructure. Therefore the efforts being made today to transform the energy market require us to go through a painstaking process of creating, proving, engineering and building new means of production. All progress occurs in the same way, and the energy industry which began with wood, then whale oil, then coal and then oil and all of the machines and generators run by these fuels is no different. It’s just a matter of marshalling our resources, patience and determination to reach our goal, and that’s where we are right now.

TWST: Thank you. (KL)

Asi Shalgi
President, CEO & Director
Global Energy, Inc.
Gama Building 5th floor
16 Menachem Begin st’,
Ramat Gan 52681, Israel
(646) 673-8435
www.global-nrg.biz

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